Exhibit 4.4

TRANSATLANTIC PETROLEUM CORP.

Amended and Restated Stock Option Plan (2006)1

The following sets forth the terms and conditions of the Amended and Restated Stock Option Plan (the “Plan”) adopted by the Board of Directors of TransAtlantic Petroleum Corp. (the “Corporation”) and approved by the shareholders of the Corporation which shall govern the issuance of stock options (the “Stock Options”) to employees, directors and officers of, and persons and companies who provide services to the Corporation and subsidiaries of the Corporation:

1.	Purpose

The principal purposes of the Plan are:

(a)	to promote a proprietary interest in the Corporation among its employees, officers and directors and persons and companies providing services to the Corporation;

(b)	to retain and attract the qualified personnel and service support the Corporation requires;

(c)	to provide an incentive element in compensation; and

(d)	to promote the profitability of Corporation.

2.	Reservation of Shares

Subject to Section 11 of this Plan, the maximum number of common shares of the Corporation (the “Common Shares”) issuable pursuant to Stock Options outstanding under the Plan, and under any other security based compensation arrangements the Corporation may have from time to time, for Eligible Optionees (as hereinafter defined) shall not exceed 10% of the aggregate number of issued and outstanding Common Shares, on a non-diluted basis, at the time of grant. If the Corporation’s Common Shares are listed on the Toronto Stock Exchange (the “TSX”), any amendment to the fixed maximum percentage of Common Shares reserved for issuance pursuant to the exercise of stock options shall be approved by the TSX and the shareholders of the Corporation. For greater certainty, the reloading of the Common Shares authorized for issuance after the exercise of a Stock Option under the Plan does not require TSX or shareholder approval.

3.	Eligibility

Stock Options shall be granted only to persons, firms or companies (“Eligible Optionees”) who are:

(a)	bona fide employees (full-time or part-time), officers or directors of the Corporation or of a subsidiary of the Corporation; or

(b)	consultants who are engaged to provide services to the Corporation or a subsidiary of the Corporation under a written contract and spend or will spend a significant amount of time and attention on the affairs and business of the Corporation or its subsidiaries.

[1]

The Amended and Restated Stock Option Plan (2006) replaced the Stock Option Plan (1995) effective May •, 2006 and reflects the adoption of a “rolling” plan rather than a plan with a fixed maximum number of common shares reserved for issuance pursuant to stock options. The amendment was approved by the Toronto Stock Exchange on •, 2006.

4.	Granting of Stock Options

The Board of Directors of the Corporation may from time to time grant Stock Options to Eligible Optionees. At the time a Stock Option is granted, the Board of Directors shall determine the number of Common Shares of the Corporation purchasable under the Stock Option, the date when the Stock Option is to become effective and, subject to the other provisions of this Plan, all other terms and conditions of the Stock Option. An Eligible Optionee may hold more than one Stock Option at any time, provided, however, the Stock Options granted, together with all of the Corporation’s other previously established or proposed security based compensation arrangements, may not result at any time in:

(a)	the aggregate number of Common Shares reserved for issuance to any one person exceeding 5% of the outstanding issue;

(b)	the issuance to any one insider of the Corporation and such insider’s associates (as defined in the Securities Act (Ontario)), within any one year period of an aggregate number of Common Shares exceeding 5% of the outstanding issue;

(c)	the aggregate number of Common Shares reserved for issuance to insiders exceeding 10% of the outstanding issue; or

(d)	[the issuance to insiders, within a one year period, of an aggregate number of Common Shares exceeding 10% of the outstanding issue].

The terms “insider” and “security based compensation arrangement” shall have the meaning given in the TSX policies relating to security based compensation arrangements and the term “outstanding issue” means the number of Common Shares issued and outstanding, on a non-diluted basis, immediately prior to a particular share issuance, excluding Common Shares issued pursuant to security based compensation arrangements of the Corporation over the preceding one year period.

5.	Exercise Price

The exercise price of each Stock Option shall be determined in the discretion of the Board of Directors of the Corporation at the time of the granting of the Stock Option, provided that the exercise price shall not be lower than the “Market Price. “Market Price” shall mean the closing price of the Common Shares on the TSX on the trading day immediately prior to the date the Stock Option is granted, or, if there is no reported trade of the Common Shares on the TSX on such date, the arithmetic average of the closing bid and the closing ask for the Common Shares on the TSX on such date; provided that in the event the Common Shares are not listed on the TSX but are listed on another stock exchange or stock exchanges, the foregoing references to the TSX shall be deemed to be references to such other stock exchange or if more than one, to such one as shall be designated by the Board of Directors of the Corporation and in the event the Common Shares are not listed on any exchange, the Market Price shall be such price as is determined by the Board of Directors, in good faith.

6.	Term and Exercise Periods

Subject to Section 7 hereof, all Stock Options shall be for a term and exercisable from time to time as determined in the discretion of the Board of Directors of the Corporation at the time of the granting of the Stock Options, provided that (i) no Stock Option shall have a term exceeding ten (10) years, and (ii) where a Stock Option has been granted for a specific service, such Stock Option may be exercisable only after the completion of that service. Without limiting the generality of the foregoing or the discretion of the Board of Directors and subject to Section 7 hereof, the Board of Directors may, by way of example, determine that a Stock Option is exercisable only during the term of employment of the Eligible Optionee receiving it or during such term and for a limited period of time after termination of employment, that a Stock Option can be exercisable for a period of time or for its remaining term after the death or incapacity of an Eligible Optionee, that only a portion of a Stock Option is exercisable in a specified period, that the unexercised portion of a Stock Option is “cumulative” so that any portion of a Stock Option exercisable (but not exercised) in a specified period may be exercised in subsequent periods until the Stock Option terminates, or that a Stock Option may provide for early exercise and/or termination or other adjustment in the event of a death of a person and in other circumstances, such as if the Corporation shall resolve to sell all or substantially all of its assets, to liquidate or dissolve, or to merge, amalgamate, consolidate or be absorbed with or into any other corporation, if a take over bid is made for the Common Shares or if any change of control of the Corporation occurs.

7.	Expiry in Certain Circumstances

In the case of a Stock Option granted to an officer or director of the Corporation in their capacity as such, if such Eligible Optionee ceases to be an officer or director of the Corporation prior to the expiry of the term of the Stock Option (other than in the event of the death or incapacity of the Eligible Optionee), such Stock Option may only be exercised, as to those Common Shares in respect of which the Stock Option has not been exercised, at any time up to and including the earlier of (i) a date three (3) months after the date the Eligible Optionee ceases to be an officer or director of the Corporation; or (ii) the expiry of the term of the Stock Option. Where a Stock Option has been granted to an Eligible Optionee, in the event of the death or incapacity of the Eligible Optionee on or prior to the expiry of the term of the Stock Option, the Stock Option may only be exercised, as to those Common Shares in respect of which the Stock Option has not been exercised, by the legal personal representatives of the Eligible Optionee at any time up to and including the earlier of (i) a date twelve (12) months following the date of the death or incapacity of the Eligible Optionee; or (ii) the expiry of the term of the Stock Option.

8.	Non-Assignability

Stock Options shall not be assignable or transferable by an Eligible Optionee except for a limited right of assignment to allow the exercise of Stock Options by an Eligible Optionee’s legal representative in the event of death or incapacity.

9.	Payment of Exercise Price

All Common Shares issued pursuant to the exercise of a Stock Option shall be paid for in full at the time of exercise of the Stock Option and prior to the issue of the Common Shares. All Common Shares issued in accordance with the foregoing shall be issued as fully paid and non-assessable Common Shares.

10.	Non-Exercise

If any Stock Option granted pursuant to the Plan is not exercised for any reason whatsoever, the Common Shares reserved for issuance pursuant to such Stock Option shall revert to the Plan and shall be available for other Stock Options, however, at no time shall there be outstanding Stock Options exceeding in the aggregate the number of Common Shares authorized for issuance pursuant to Stock Options under this Plan.

11.	Adjustment in Certain Circumstances

In the event:

(a)	of any change in the Common Shares through subdivision, consolidation, reclassification, amalgamation, merger or otherwise; or

(b)	of any stock dividend to holders of Common Shares (other than such stock dividends issued at the option of shareholders of the Corporation in lieu of substantially equivalent cash dividends); or

(c)	that any rights are granted to all or substantially all of the holders of Common Shares to purchase Common Shares at prices substantially below fair market value; or

(d)	that as a result of any recapitalization, merger, consolidation or otherwise the Common Shares are converted into or exchangeable for any other shares;

then in any such case the Board of Directors of the Corporation may make such adjustment in the Plan and in the Stock Options granted under the Plan as the Board of Directors of the Corporation may in its sole discretion deem appropriate to prevent substantial dilution or enlargement of the rights granted to, or available for, holders of Stock Options, and such adjustments may be included in the Stock Options.

12.	Expenses

All expenses in connection with the Plan shall be borne by the Corporation.

13.	Compliance with Laws

The Corporation shall not be obligated to issue any shares upon exercise of Stock Options if the issue would violate any law or regulation or any rule of any governmental authority or stock exchange. The Corporation shall not be required to issue, register or qualify for resale any shares issuable upon exercise of Stock Options pursuant to the provisions of a prospectus or similar document, provided that the Corporation shall notify the TSX and any other appropriate regulatory bodies in Canada of the existence of the Plan and the issuance and exercise of Stock Options.

14.	Form of Stock Option Agreement

All Stock Options shall be issued by the Corporation in a form which meets the general requirements and conditions set forth in this Plan.

15.	Amendments and Termination of Plan

The Corporation shall retain the right to amend from time to time or to terminate the terms and conditions of the Plan or Stock Options granted thereunder by resolution of the Board of Directors of the Corporation. Any amendments shall be subject to the prior consent of any applicable regulatory bodies, including the TSX. Any amendments to the Plan or Stock Options shall take effect only with respect to Stock Options issued thereafter, provided that they may apply to any unexercised Stock Options previously issued with the mutual consent of the Corporation and the Eligible Optionees holding such Stock Options. In addition to any other amendments which the TSX may permit without shareholder approval, the Board of Directors shall have the power and authority to approve amendments relating to the Plan or to Stock Options, without further approval of the shareholders, to the extent that such amendments relate to:

(a)	altering the terms and conditions of vesting applicable to any Stock Options;

(b)	extending the term of Stock Options held by a person other than an insider of the Corporation, including in the circumstances set forth in Section 7, provided that the term does not extend beyond ten years from the date of grant;

(c)	accelerating the expiry date in respect of Stock Options;

(d)	adding a cashless exercise feature, payable in cash or Common Shares;

(e)	determining the adjustment provisions pursuant to Section 11 hereof;

(f)	amending the definitions contained within the Plan; or

(g)	amending or modifying the mechanics of exercise of the Stock Options.

16.	Administration

The Plan shall be administered by the Board of Directors. The Board of Directors shall have full and final discretion to interpret the provisions of the Plan and to prescribe, amend, rescind and waive rules and regulations to govern the administration and operation of the Plan. All decisions and interpretations made by the Board of Directors shall be binding and conclusive upon the Corporation and on all persons eligible to participate in the Plan, subject to shareholder approval if required by the TSX.

17.	Delegation of Administration of the Plan

Subject to the Business Corporations Act (Alberta) or any other legislation governing the Corporation, the Board of Directors may delegate to one or more directors of the Corporation, on such terms as it considers appropriate, all or any part of the powers, duties and functions relating to the granting of Stock Options and the administration of the Plan.

18.	Applicable Law

This Plan shall be governed by and construed in accordance with the laws in force in the Province of Alberta.

19.	Predecessor Plan

Options outstanding under the predecessor stock option plan of the Corporation will remain in effect and be exercisable in accordance with their terms and will be deemed to be issued under the terms of this Plan.